UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 2)1

Box, Inc.

(Name of Issuer)

Class A Common Stock, $0.0001 par value

(Title of Class of Securities)

10316T104

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

STEVE WOLOSKY, ESQ.

ANDREW FREEDMAN, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

May 27, 2020

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		9,194,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

9,194,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,194,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.0%
14	TYPE OF REPORTING PERSON

PN

2

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		5,661,924
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

5,661,924
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

5,661,924
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.7%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		916,052
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

916,052
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

916,052
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		528,060
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

528,060
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

528,060
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		528,060
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

528,060
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

528,060
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

6

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,028,754
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,028,754
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,028,754
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

7

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		500,694
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

500,694
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

500,694
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

8

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		500,694
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

500,694
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

500,694
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		9,194,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

9,194,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,194,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.0%
14	TYPE OF REPORTING PERSON

OO

10

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		9,194,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

9,194,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,194,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.0%
14	TYPE OF REPORTING PERSON

PN

11

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		9,194,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

9,194,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,194,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.0%
14	TYPE OF REPORTING PERSON

OO

12

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		9,194,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

9,194,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,194,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.0%
14	TYPE OF REPORTING PERSON

IN

13

CUSIP No. 10316T104

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		9,194,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

9,194,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

9,194,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.0%
14	TYPE OF REPORTING PERSON

IN

14

CUSIP No. 10316T104

The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein. The aggregate purchase price of the 5,661,924 Shares beneficially owned by Starboard V&O Fund is approximately $88,072,224, excluding brokerage commissions. The aggregate purchase price of the 916,052 Shares beneficially owned by Starboard S LLC is approximately $14,071,090, excluding brokerage commissions. The aggregate purchase price of the 528,060 Shares beneficially owned by Starboard C LP is approximately $8,109,067, excluding brokerage commissions. The aggregate purchase price of the 500,694 Shares beneficially owned by Starboard L Master is approximately $7,707,737, excluding brokerage commissions. The aggregate purchase price of the 1,587,270 Shares held in the Starboard Value LP Account is approximately $25,616,637, excluding brokerage commissions.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

Starboard Value LP (together with its affiliates, “Starboard”) has undertaken the transactions reported in this Amendment No. 2 to the Schedule 13D in light of the recent appreciation in the Issuer’s stock price. Starboard intends to remain a stockholder of the Issuer, and there has not been any change in Starboard’s thesis on value creation opportunities.

Item 5.	Interest in Securities of the Issuer.

Items 5(a) – (c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 153,449,784 Shares outstanding, as of May 20, 2020, which is the total number of Shares outstanding as reported in the Issuer’s Definitive Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on May 28, 2020.

15

CUSIP No. 10316T104

A.	Starboard V&O Fund
(a)	As of the close of business on May 28, 2020, Starboard V&O Fund beneficially owned 5,661,924 Shares.

Percentage: Approximately 3.7%

(b)	1. Sole power to vote or direct vote: 5,661,924
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 5,661,924
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on May 28, 2020, Starboard S LLC beneficially owned 916,052 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 916,052
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 916,052
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on May 28, 2020, Starboard C LP beneficially owned 528,060 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 528,060
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 528,060
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
16

CUSIP No. 10316T104

D.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP, may be deemed the beneficial owner of the 528,060 shares owned by Starboard C LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 528,060
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 528,060
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard R LP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 528,060 shares owned by Starboard C LP and (ii) 500,694 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,028,754
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,028,754
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard R GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard C LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard L Master
(a)	As of the close of business on May 28, 2020, Starboard L Master beneficially owned 500,694 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 500,694
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 500,694
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
17

CUSIP No. 10316T104

G.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 500,694 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 500,694
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 500,694
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard L GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard Value LP
(a)	As of the close of business on May 28, 2020, 1,587,270 Shares were held in the Starboard Value LP Account. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard L Master, and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 5,661,924 Shares owned by Starboard V&O Fund, (ii) 916,052 Shares owned by Starboard S LLC, (iii) 528,060 Shares owned by Starboard C LP, (iv) 500,694 Shares owned by Starboard L Master, and (v) 1,587,270 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.0%

(b)	1. Sole power to vote or direct vote: 9,194,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 9,194,000
4. Shared power to dispose or direct the disposition: 0
(c)	The transactions in the Shares by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 5,661,924 Shares owned by Starboard V&O Fund, (ii) 916,052 Shares owned by Starboard S LLC, (iii) 528,060 Shares owned by Starboard C LP, (iv) 500,694 Shares owned by Starboard L Master and (v) 1,587,270 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.0%

(b)	1. Sole power to vote or direct vote: 9,194,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 9,194,000
4. Shared power to dispose or direct the disposition: 0
(c)	Starboard Value GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and through the Starboard Value LP Account during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
18

CUSIP No. 10316T104

J.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 5,661,924 Shares owned by Starboard V&O Fund, (ii) 916,052 Shares owned by Starboard S LLC, (iii) 528,060 Shares owned by Starboard C LP, (iv) 500,694 Shares owned by Starboard L Master and (v) 1,587,270 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.0%

(b)	1. Sole power to vote or direct vote: 9,194,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 9,194,000
4. Shared power to dispose or direct the disposition: 0
(c)	Principal Co has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and through the Starboard Value LP Account during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
K.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 5,661,924 Shares owned by Starboard V&O Fund, (ii) 916,052 Shares owned by Starboard S LLC, (iii) 528,060 Shares owned by Starboard C LP, (iv) 500,694 Shares owned by Starboard L Master and (v) 1,587,270 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.0%

(b)	1. Sole power to vote or direct vote: 9,194,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 9,194,000
4. Shared power to dispose or direct the disposition: 0
(c)	Principal GP has not entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and through the Starboard Value LP Account during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
L.	Messrs. Smith and Feld
(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 5,661,924 Shares owned by Starboard V&O Fund, (ii) 916,052 Shares owned by Starboard S LLC, (iii) 528,060 Shares owned by Starboard C LP, (iv) 500,694 Shares owned by Starboard L Master and (v) 1,587,270 Shares held in the Starboard Value LP Account.

Percentage: Approximately 6.0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 9,194,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 9,194,000
19

CUSIP No. 10316T104

(c)	None of Messrs. Smith or Feld has entered into any transactions in the Shares during the past sixty days. The transactions in the Shares on behalf of each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard L Master and through the Starboard Value LP Account during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

Each Reporting Person, as a member of a “group” with the other Reporting Persons for the purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, may be deemed the beneficial owner of the Shares directly owned by the other Reporting Persons. Each Reporting Person disclaims beneficial ownership of such Shares except to the extent of his or its pecuniary interest therein.

20

CUSIP No. 10316T104

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: May 29, 2020

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

21

CUSIP No. 10316T104

SCHEDULE A

Transactions in the Shares During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Class A Common Stock	(15,393)	13.4091	03/30/2020
Sale of Class A Common Stock	(61,573)	14.0326	03/31/2020
Sale of Class A Common Stock	(31,123)	16.3802	04/28/2020
Sale of Class A Common Stock	(123,146)	16.5066	04/29/2020
Purchase of Class A Common Stock	316	15.2245	05/01/2020
Purchase of Class A Common Stock	315	15.2245	05/01/2020
Purchase of Class A Common Stock	23,347	15.3588	05/01/2020
Purchase of Class A Common Stock	23,347	15.3588	05/01/2020
Sale of Class A Common Stock	(138,561)	16.6269	05/07/2020
Sale of Class A Common Stock	(123,166)	17.0222	05/08/2020
Sale of Class A Common Stock	(138,561)	17.2091	05/11/2020
Sale of Class A Common Stock	(9,935)	17.3395	05/12/2020
Sale of Class A Common Stock	(123,166)	17.3884	05/12/2020
Sale of Class A Common Stock	(97,835)	16.8201	05/13/2020
Sale of Class A Common Stock	(17,800)	17.0301	05/15/2020
Sale of Class A Common Stock	(1,321)	17.0301	05/15/2020
Sale of Class A Common Stock	(1,678)	17.3386	05/18/2020
Sale of Class A Common Stock	(21,613)	17.3386	05/18/2020
Sale of Class A Common Stock	(7,500)	17.3386	05/18/2020
Sale of Class A Common Stock	(3,322)	17.6397	05/20/2020
Sale of Class A Common Stock	(57,614)	17.6397	05/20/2020
Sale of Class A Common Stock	(2,726)	20.1061	05/27/2020
Sale of Class A Common Stock	(245,425)	19.8366	05/27/2020
Sale of Class A Common Stock	(307,913)	19.8022	05/27/2020
Sale of Class A Common Stock	(18,231)	20.4718	05/27/2020
Sale of Class A Common Stock	(30,791)	19.9971	05/28/2020
Sale of Class A Common Stock	(72,324)	20.6285	05/28/2020

CUSIP No. 10316T104

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Class A Common Stock	(2,491)	13.4091	03/30/2020
Sale of Class A Common Stock	(9,964)	14.0326	03/31/2020
Sale of Class A Common Stock	(5,036)	16.3802	04/28/2020
Sale of Class A Common Stock	(19,928)	16.5066	04/29/2020
Purchase of Class A Common Stock	99	15.2245	05/01/2020
Purchase of Class A Common Stock	7,326	15.3588	05/01/2020
Sale of Class A Common Stock	(22,418)	16.6269	05/07/2020
Sale of Class A Common Stock	(19,927)	17.0222	05/08/2020
Sale of Class A Common Stock	(22,418)	17.2091	05/11/2020
Sale of Class A Common Stock	(1,607)	17.3395	05/12/2020
Sale of Class A Common Stock	(19,927)	17.3884	05/12/2020
Sale of Class A Common Stock	(15,829)	16.8201	05/13/2020
Sale of Class A Common Stock	(3,094)	17.0301	05/15/2020
Sale of Class A Common Stock	(4,982)	17.3386	05/18/2020
Sale of Class A Common Stock	(9,859)	17.6397	05/20/2020
Sale of Class A Common Stock	(441)	20.1061	05/27/2020
Sale of Class A Common Stock	(39,708)	19.8366	05/27/2020
Sale of Class A Common Stock	(49,818)	19.8022	05/27/2020
Sale of Class A Common Stock	(2,950)	20.4718	05/27/2020
Sale of Class A Common Stock	(4,982)	19.9971	05/28/2020
Sale of Class A Common Stock	(11,701)	20.6285	05/28/2020

CUSIP No. 10316T104

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Class A Common Stock	(1,436)	13.4091	03/30/2020
Sale of Class A Common Stock	(5,743)	14.0326	03/31/2020
Sale of Class A Common Stock	(2,903)	16.3802	04/28/2020
Sale of Class A Common Stock	(11,485)	16.5066	04/29/2020
Purchase of Class A Common Stock	59	15.2245	05/01/2020
Purchase of Class A Common Stock	4,366	15.3588	05/01/2020
Sale of Class A Common Stock	(12,923)	16.6269	05/07/2020
Sale of Class A Common Stock	(11,487)	17.0222	05/08/2020
Sale of Class A Common Stock	(12,923)	17.2091	05/11/2020
Sale of Class A Common Stock	(926)	17.3395	05/12/2020
Sale of Class A Common Stock	(11,487)	17.3884	05/12/2020
Sale of Class A Common Stock	(9,125)	16.8201	05/13/2020
Sale of Class A Common Stock	(1,784)	17.0301	05/15/2020
Sale of Class A Common Stock	(2,872)	17.3386	05/18/2020
Sale of Class A Common Stock	(5,683)	17.6397	05/20/2020
Sale of Class A Common Stock	(254)	20.1061	05/27/2020
Sale of Class A Common Stock	(22,889)	19.8366	05/27/2020
Sale of Class A Common Stock	(28,718)	19.8022	05/27/2020
Sale of Class A Common Stock	(1,700)	20.4718	05/27/2020
Sale of Class A Common Stock	(2,872)	19.9971	05/28/2020
Sale of Class A Common Stock	(6,745)	20.6285	05/28/2020

CUSIP No. 10316T104

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Class A Common Stock	(1,363)	13.4091	03/30/2020
Sale of Class A Common Stock	(5,452)	14.0326	03/31/2020
Sale of Class A Common Stock	(2,756)	16.3802	04/28/2020
Sale of Class A Common Stock	(10,905)	16.5066	04/29/2020
Purchase of Class A Common Stock	44	15.2245	05/01/2020
Purchase of Class A Common Stock	3,256	15.3588	05/01/2020
Sale of Class A Common Stock	(12,254)	16.6269	05/07/2020
Sale of Class A Common Stock	(10,892)	17.0222	05/08/2020
Sale of Class A Common Stock	(12,253)	17.2091	05/11/2020
Sale of Class A Common Stock	(879)	17.3395	05/12/2020
Sale of Class A Common Stock	(10,892)	17.3884	05/12/2020
Sale of Class A Common Stock	(8,652)	16.8201	05/13/2020
Sale of Class A Common Stock	(1,691)	17.0301	05/15/2020
Sale of Class A Common Stock	(2,183)	17.3386	05/18/2020
Sale of Class A Common Stock	(540)	17.3386	05/18/2020
Sale of Class A Common Stock	(5,389)	17.6397	05/20/2020
Sale of Class A Common Stock	(241)	20.1061	05/27/2020
Sale of Class A Common Stock	(21,703)	19.8366	05/27/2020
Sale of Class A Common Stock	(27,230)	19.8022	05/27/2020
Sale of Class A Common Stock	(1,612)	20.4718	05/27/2020
Sale of Class A Common Stock	(2,723)	19.9971	05/28/2020
Sale of Class A Common Stock	(6,396)	20.6285	05/28/2020

CUSIP No. 10316T104

STARBOARD VALUE LP
(Through the Starboard Value LP Account)

Sale of Class A Common Stock	(4,317)	13.4091	03/30/2020
Sale of Class A Common Stock	(17,268)	14.0326	03/31/2020
Sale of Class A Common Stock	(8,728)	16.3802	04/28/2020
Sale of Class A Common Stock	(34,536)	16.5066	04/29/2020
Purchase of Class A Common Stock	167	15.2245	05/01/2020
Purchase of Class A Common Stock	12,358	15.3588	05/01/2020
Sale of Class A Common Stock	(38,844)	16.6269	05/07/2020
Sale of Class A Common Stock	(34,528)	17.0222	05/08/2020
Sale of Class A Common Stock	(38,845)	17.2091	05/11/2020
Sale of Class A Common Stock	(2,785)	17.3395	05/12/2020
Sale of Class A Common Stock	(34,528)	17.3884	05/12/2020
Sale of Class A Common Stock	(27,427)	16.8201	05/13/2020
Sale of Class A Common Stock	(5,360)	17.0301	05/15/2020
Sale of Class A Common Stock	(8,632)	17.3386	05/18/2020
Sale of Class A Common Stock	(17,083)	17.6397	05/20/2020
Sale of Class A Common Stock	(764)	20.1061	05/27/2020
Sale of Class A Common Stock	(68,803)	19.8366	05/27/2020
Sale of Class A Common Stock	(86,321)	19.8022	05/27/2020
Sale of Class A Common Stock	(5,111)	20.4718	05/27/2020
Sale of Class A Common Stock	(8,632)	19.9971	05/28/2020
Sale of Class A Common Stock	(20,276)	20.6285	05/28/2020